CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized
and designated D. Michael Jones, Richard R. Whitt, III,
Linda S. Rotz, or Kathy Robinson (each an "Authorized Signer")
to execute and file (in any permitted format) on the undersigned's behalf all forms 3, 4 and 5 (including any amendments thereto)
that the undersigned may be required to file with the United States
Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Markel Corporation.
Each Authorized Signer is authorized to obtain CIK and EDGAR access codes and take all such other actions as may be necessary or desirable to permit electronic filings of such forms.  The authority of each
Authorized Signer under this Statement shall continue until the undersigned is no longer required to file forms 3, 4 or 5 with regard to the undersigned's ownership of, or transactions in, securities of
Markel Corporation, unless earlier revoked in writing.  The undersigned acknowledges that none of the Authorized Signers or Markel Corporation are assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date:  May 11, 2009   /s/ J. Alfred Broaddus, Jr.
      Signature

      J. Alfred Broaddus, Jr.
      Print Name